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                                                                    EXHIBIT 23.4

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement of CMGI, Inc. on Form S-8 pertaining to the Company's AdForce, Inc. 1997 Stock Plan, AdForce, Inc. Starpoint Software, Inc. 1996 Stock Plan, AdForce, Inc. 1999 Equity Incentive Plan, AdForce, Inc.1999 Employee Stock Purchase Plan, AdForce, Inc. 1999 Directors Stock Option Plan, and AdForce, Inc. Incentive Stock Option Agreements of our report, dated June 17, 1997, except for Note 6, for which the date is June 9, 1999, relating to the financial statements of Shopping.com which appear in the Form 8-K of CMGI, Inc. dated June 29, 1999.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
January 10, 2000